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                                  EXHIBIT 99(A)

                    Union Planters Corporation Press Release
            dated January 15, 1998, announcing operating results for
               the three and twelve months ended December 31, 1997

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January 15, 1998

               UNION PLANTERS CORPORATION REPORTS 1997 NET INCOME

              OF $209 MILLION AND RAISES COMMON STOCK DIVIDEND 25%

1997 Annual Results

         Memphis, Tennessee -- Union Planters Corporation reported today 1997 annual net earnings of $208.8 million, or $2.45 per diluted share, compared to net earnings of $171.5 million, or $2.05 per diluted share in 1996. For the fourth quarter of 1997, net earnings were $5.3 million, or $.05 per diluted share, compared to $22.5 million, or $.27 per diluted share, for the fourth quarter of 1996. Results for 1997 were reduced by the items discussed below.

         The reported results reflect the acquisitions of five financial institutions in 1997, including Hattiesburg, Mississippi-based Magna Bancorp, Inc. (Magna) and Miami, Florida-based Capital Bancorp (Capital), which increased total assets approximately $3.6 billion. Both 1997 and 1996 results reflect pooling of interests accounting for Magna and Capital. Additionally, all earnings per share amounts reflect the implementation of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We continued to grow our banking franchise with the additions of Magna and Capital and several smaller in-market acquisitions last year. Magna is a strong performer with a very attractive deposit base and increases our Gulf Coast presence. Capital Bank gives us a presence in the fast growing Florida market, a Miami-based platform for trade finance activities and majority ownership in a highly profitable, fast growing commercial finance subsidiary, Capital Factors Holdin, Inc. Our

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reported net earnings for the year significantly understate our earnings capacity given the merger-related charges and the fact we have not had an opportunity to fully integrate the recent acquisitions. We move into 1998 with solid core earnings, very sound loan loss reserves, and one of the strongest capital bases in the country with a 9.65% shareholders' equity to total assets ratio and a 10.51% leverage ratio."

         Union Planters Corporation, the largest bank holding company headquartered in Tennessee, ended the year with total assets of $18.1 billion, an increase of 18.9% over the originally reported 1996 total assets of $15.2 billion. At December 31, 1997, total loans were $12.7 billion, total deposits were $13.4 billion and total shareholders' equity was $1.7 billion, the highest level in the Corporation's history.

         Significant pre-tax items impacting full year 1997 results include the following: (i) $46.2 million of merger-related charges; (ii) $16.7 million of charges related to the consolidation of most of the Corporation's banking subsidiaries into its lead bank, Union Planters Bank, N.A.; and (iii) a $44.7 million increase in the provision for losses on loans related primarily to acquisitions and the credit card portfolio. These items were partially offset by gains on sales of branches of $15.8 million.

         Net interest income for the fourth quarter of 1997 and the year was $192.6 million and $770.4 million, respectively. The increase is attributable to loan growth funded by maturities and sales of lower yielding investment securities and reductions in short-term borrowings. The net interest margin for both the fourth quarter of 1997 and the year was 4.79%, compared to 4.60% and 4.56%, respectively, in 1996.

         The provision for losses on loans for 1997 was $113.6 million compared to $68.9 million for 1996. For the fourth quarter of 1997, the provision for losses on loans was $36.9 million compared to $19.3 million for the same period in 1996. Net charge-offs for the fourth

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quarter and for the year were $25.5 million and $80.6 million, respectively, compared to $21.7 million and $64.7 million, respectively, in 1996. At December 31, 1997, the allowance for losses on loans was $225.4 million, or 1.99% of loans (excluding FHA/VA government-insured/guaranteed loans) and 215% of nonperforming loans. Nonperforming assets at December 31, 1997 were $128.7 million, or 1.13% of loans (excluding FHA/VA government-insured/guaranteed loans) and foreclosed properties. This compares to $127.5 million, or 1.15% of loans (excluding FHA/VA government-insured/guaranteed loans) and foreclosed properties at December 31, 1996.

         Noninterest income for the fourth quarter of 1997 and for the year was $91.8 million and $361.6 million, respectively. This compares to $85.1 million and $320.5 million, respectively, in 1996. Noninterest expense for the fourth quarter of 1997 and for the year was $238.4 million and $697.7 million, respectively, compared to $221.7 million and $731.8 million, respectively, in 1996.

INCREASE IN THE QUARTERLY DIVIDEND THE BOARD OF DIRECTORS

         The Board of Directors today declared a quarterly dividend of $.50 per share ($2.00 per share on an annual basis) on Union Planters Corporation Common Stock, a 25% increase over the previous quarterly dividend of $.40 per share. Benjamin W. Rawlins, Jr. said, "We are very pleased to report this increased dividend which reflects our confidence in our core earnings as we begin 1998." Additionally, the Board of Directors declared a quarterly dividend of $.50 per share on Union Planters Corporation 8% Series E Preferred Stock. The dividends are payable February 16, 1998 to shareholders of record on February 2, 1998.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 651 ATM locations and 516 banking offices in Tennessee, Mississippi, Florida, Missouri, Arkansas


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Louisiana, Alabama, and Kentucky. Union Planters is one of the 50 largest bank holding companies in the United States. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC.



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FOR ADDITIONAL INFORMATION:

         JACK W. PARKER, CFO
         (901) 580-6781

                     [Two Page Financial Attachment Follows]
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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                               THREE MONTHS ENDED                   YEAR ENDED
                                                                   DECEMBER 31,                     DECEMBER 31,
                                                                1997           1996           1997             1996
   INCOME STATEMENT AMOUNTS
      Net interest income
        Actual                                             $    192,559   $    191,547  $       770,385  $       744,852
        Taxable-equivalent basis                                196,627        195,653          786,939          762,563
      Provision for losses on loans                              36,949         19,311          113,633           68,948
      Noninterest income
        Investment securities gains (losses)                       (347)         4,324            2,104            4,099
        Other                                                    92,124         80,782          359,506          316,403
      Noninterest expense                                       238,404        221,652          697,704          731,817
      Earnings before income taxes                                8,983         35,690          320,658          264,589
      Applicable income taxes                                     3,678         13,232          111,897           93,115
      NET EARNINGS                                                5,305         22,458          208,761          171,474

      NET EARNINGS APPLICABLE TO COMMON SHARES                    4,200         20,798          203,822          164,530

   PER COMMON SHARE DATA
      Net earnings
              - basic                                      $        .05   $        .27  $          2.54  $          2.13
              - diluted                                             .05            .27             2.45             2.05
      Cash dividends                                                .40            .27            1.495             1.08
      Book value                                                                                  20.72            19.57

   BALANCES AT END OF PERIOD
      Loans, excluding FHA/VA government-insured/guaranteed loans                       $    11,339,011  $    11,023,263
      Allowance for losses on loans                                                             225,389          189,118
      Nonperforming assets
         Nonaccrual loans                                                                        94,584           83,443
         Restructured loans                                                                      10,021           11,266
         Foreclosed properties                                                                   24,052           32,831
      Loans 90 days past due                                                                     24,063           23,480
      FHA/VA government-insured/guaranteed loans                                              1,319,553        1,555,308
         Nonaccrual                                                                              14,794                -
         90 days past due                                                                       516,692          724,364
      Available for sale investment securities
         Amortized cost                                                                       3,185,002        3,349,244
         Fair value                                                                           3,247,680        3,387,217
         Unrealized gain, net of taxes                                                           38,729           23,231
      Total assets                                                                           18,105,079       18,330,588
      Total deposits                                                                         13,440,269       13,514,144
      Total shareholders' equity                                                              1,746,866        1,618,883
      Total common equity                                                                     1,692,157        1,535,074
      Tier 1 capital                                                                          1,876,426        1,752,341


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED                   YEAR ENDED
                                                                 DECEMBER 31,                      DECEMBER 31,
                                                            1997             1996            1997             1996
AVERAGE BALANCES
   Loans, excluding FHA/VA government-insured/
      guaranteed loans                                $   11,438,680   $   11,114,587  $   11,219,880   $   10,637,422
   FHA/VA government-insured/guaranteed loans              1,354,078        1,446,781       1,487,085        1,287,183
   Investment securities                                   3,176,790        3,915,781       3,288,814        4,255,123
   Earning assets                                         16,321,265       16,907,822      16,413,085       16,711,149
   Total assets                                           17,948,291       18,495,172      17,991,160       18,202,355
   Total deposits                                         13,297,730       13,477,198      13,311,603       13,488,480
   Interest-bearing liabilities                           13,270,884       14,114,280      13,567,321       14,003,332
   Demand deposits                                         2,306,222        2,222,285       2,196,231        2,103,059
   Shareholders' equity                                    1,763,177        1,584,404       1,690,992        1,533,348
   Common equity                                           1,706,430        1,500,022       1,624,804        1,445,357

OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                                      .12%             .48%           1.16%             .94%
   Return on average common equity                               .98             5.52           12.54            11.38
   Allowance for losses on loans to loans (1)                                                    1.99             1.72
   Nonperforming loans to loans (1)                                                               .92              .86
   Nonperforming assets to loans and
       foreclosed properties (1)                                                                 1.13             1.15
   Net charge-offs of loans                           $       25,510   $       21,687  $       80,595   $       64,748
   Net charge-offs as a percentage of
      average loans                                              .88%             .78%            .72%             .61%
   Common shares outstanding (end of
      period, in thousands)                                                                    81,651           78,447
   Weighted average shares outstanding
      (in thousands)
         Basic                                                81,806           78,242          80,336           77,240
         Diluted                                              83,507           84,388          85,195           83,542
   Yield on earning assets (taxable-equivalent
      basis)                                                    8.69%            8.57%           8.73%            8.56%
   Rate on interest-bearing liabilities                         4.81             4.75            4.76             4.77
   Interest rate spread (taxable-equivalent
       basis)                                                   3.88             3.82            3.97             3.79
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                    4.79             4.60            4.79             4.56
   Shareholders' equity to total assets                                                          9.65             8.83
   Leverage ratio                                                                               10.51             9.50

(1) Excludes FHA/VA government-insured/guaranteed loans